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                                                                  Exhibit No. 18

                        MITCHELL HUTCHINS SERIES TRUST
                  MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3


  Mitchell Hutchins Series Trust hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), on behalf of each of its thirteen current series and any series that may be established in the future (referred to hereinafter collectively as the "Portfolios" and individually as a "Portfolio").

A.   GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:
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        1.   CLASS H SHARES. Class H shares of each Portfolio may be sold without imposition of an initial sales charge or contingent deferred sales charge ("CDSC") and are not subject to any distribution or service fees.

        2. CLASS I SHARES. Class I shares are sold without imposition of an initial sales charge or CDSC and are subject to an annual distribution fee of 0.25% of the average daily net assets of the Class I shares of the Portfolio, paid in accordance with a plan adopted pursuant to Rule 12b-1 under the 1940 Act.

     Class H and Class I shares of each Portfolio are available for purchase only by: (i) insurance company separate accounts that fund benefits under variable annuity contracts and/or variable life contracts ("Accounts") and
     (ii) such other investors as may be permitted to own shares of an investment company in which Accounts invest under the applicable provisions of the Internal Revenue Code and regulations thereunder.

B.   EXPENSE ALLOCATIONS OF EACH CLASS:
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     Certain expenses may be attributable to a particular Class of shares of each Portfolio ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and thus are borne on a pro rata basis by the outstanding shares of that Class.

     In addition to the distribution fees described above, each Class may also pay a different amount of the following other expenses:

        1. printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific Class;

        2.   Blue Sky fees incurred by a specific Class of shares;

        3.   SEC registration fees incurred by a specific Class of shares;
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        4.   expenses of administrative personnel and services required to support the shareholders of a specific Class of shares;

        5. Trustees' fees incurred as a result of issues relating to a specific Class of shares;

        6. litigation expenses or other legal expenses relating to a specific Class of shares; and

        7. transfer agent fees identified as being attributable to a specific Class.

C.   EXCHANGE PRIVILEGES:
     -------------------

     Class H and Class I shares of each Portfolio may be exchanged for shares of the corresponding Class of other Portfolios or may be acquired through an exchange of shares of the corresponding Class of those Portfolios.

D.   CLASS DESIGNATION:
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     Subject to approval by the Board of Trustees of Mitchell Hutchins Series
     Trust, a Portfolio may alter the nomenclature for the designations of one or more of its Classes of shares.

E.   ADDITIONAL INFORMATION:
     ----------------------

     This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable Classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus for each Portfolio contains additional information about the Classes and each Portfolio's multiple class structure.

F.   DATE OF EFFECTIVENESS:
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     This Multiple Class Plan is effective as of the date hereof, provided that this Plan shall not become effective with respect to any Fund unless such action has first been approved by the vote of a majority of the Board of Trustees and by vote of a majority of those Trustees who are not interested persons of Mitchell Hutchins Series Trust.

                                                February 11, 1998